Applied DNA Sciences Announces
Resignations and Appointment of New Directors

March 23, 2006 (Stony Brook, New York)—Applied DNA Sciences, Inc. (OTC BB: APDN), a DNA security solutions company (“APDN”), today announced that Peter Brocklesby resigned his position as a director and President of APDN and APDN (B.V.I.) Inc., its wholly owned subsidiary, and Lawrence Lee resigned his position as a director and Chief Technology Strategist of APDN, effective March 22, 2006, to pursue other interests. APDN also announced that Dr. James A. Hayward, our Chief Executive Officer, and Dr. Sanford R. Simon have been appointed to the Board of Directors of APDN, effective March 17, 2006.

Dr. James Hayward has been our acting Chief Executive Officer since October 5, 2005. Since June 2004, Dr. Hayward has been the Chairman of Evotope Biosciences, Inc., a drug development company based in Stony Brook, New York. Since 2001, Dr. Hayward has been a director of Q-RNA, Inc., a biotech company based in New York, New York. Since 2000, Dr. Hayward has been a General Partner of Double D Venture Fund, a venture capital firm based in New York, New York. Between 1990 and July 2004, Dr. Hayward was the Chairman, President and CEO of The Collaborative Group, Ltd., a provider of products and services to the biotechnology, pharmaceutical and consumer-product industries based in Stony Brook, New York. Dr. Hayward received his bachelor’s degree in Biology and Chemistry from the State University of New York at Oneonta in 1976, his Ph.D. in Molecular Biology from the State University of New York at Stony Brook (“Stony Brook”) in 1983, and an honorary Doctor of Science from Stony Brook in 2000. Dr. Hayward has served on the boards of the Council on Biotechnology, the Long Island Association, the Stony Brook Foundation, The Research Foundation of State University of New York Board of Directors, New York Biotechnology Association and the Long Island Life Sciences Initiative.

“We believe the collective expertise in the biotechnology, pharmaceutical, and consumer product industries of our new board members adds comprehensive depth to our board of directors that will serve us well as we continue to advance through this important stage of development,” said James A. Hayward, CEO of APDN. “We also believe it is critical for the company to have excellent relations with the biotechnology industry, the university and the government to ensure that we are well-positioned to achieve our development goals.”

Dr. Sanford R. Simon has over 40 years’ experience in biochemistry and cell biology as well as applied genetic research. He has been a Professor of Biochemistry, Cell Biology and Pathology at Stony Brook since 1997. He joined the faculty at Stony Brook as an Assistant Professor in 1969 and was promoted to Associate Professor with tenure in 1975. Dr. Simon was a member of the Board of Directors of The Collaborative Group from 1995 to 2004. From 1967 to 1969 Dr. Simon was a Guest Investigator at Rockefeller University. Dr. Simon received a B.A. in Zoology and Chemistry from Columbia University in 1963, a Ph.D. in Biochemistry from Rockefeller University in 1967, and studied as a postdoctoral fellow with Nobel Prize winner Max Perutz in Cambridge, England. Dr. Simon’s research efforts, which currently include development of vaccines and small molecule therapeutics for biodefense applications, have been funded over the past several years in part by grants from the National Institutes of Health and the Department of Defense. Dr. Simon is also the principal investigator on a project entitled "A Chimeric Method and System for DNA Encryption and Authentication", funded jointly by APDN, Stony Brook’s Center for Biotechnology and the New York State Office of Science, Technology and Academic Research.

Dr. Simon stated: "I am very pleased to be able to contribute to the direction of this company, and I look forward to offering my background in biochemistry and cell biology as a resource for the Board and management team of APDN."

About Applied DNA Sciences, Inc.

Applied DNA Sciences, Inc. (APDN) develops proprietary DNA-embedded security solutions that use plant DNA to verify authenticity and protect corporate and government agencies from counterfeiting, fraud, piracy, product diversion, identity theft and unauthorized intrusion into physical plant and databases. Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "APDN". Contact: MeiLin Wan, Applied DNA Sciences, Inc., 25 Health Sciences Drive, Stony Brook, New York 11790; Tel: 631-444-6861; Fax: 631-444.8848 www.ADNAS.com.

The statements made by Applied DNA Sciences, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as "expects”, "anticipates”, "intends”, "plans”," "believes”, "seeks”, "estimates" or words of similar meaning. These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements. These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Applied DNA Sciences’ SEC reports and filings, including our Annual Report on Form 10-KSB, filed on January 12, 2006, and subsequent Quarterly Reports on Form 10-QSB and Current Report on Form 8-K. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.